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                                                                   Exhibit 10.54

                              EMPLOYMENT AGREEMENT
                               (MICHAEL J. TANNER)
         THIS AGREEMENT is by and between Value City Department Stores, Inc. ("Company") and Michael J. Tanner ("Executive"), and is effective as of the date it has been fully executed by both parties.

         Company agrees to employ Executive as its Chief Operating Officer, and Executive hereby accepts such employment and agrees to serve Company subject to the general supervision, advice and direction of Company's President or his designee, and upon the following terms and conditions:

         1. POSITION AND DUTIES. Effective July 8, 1997, Executive shall be employed as Company's Chief Operating Officer with such authority and duties as are customary for this position, and shall perform such other services and duties as the President or his designee may from time to time designate.

                  1.1. Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder.

                  1.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

         2. TERM. This Agreement shall terminate two (2) years from Executive's first day of employment (the "Initial Term"), unless sooner terminated as provided herein; provided, however, that this Agreement shall be extended automatically for successive twelve (12) month periods (each a "Renewal Term") unless either party notifies the other of an intent to terminate, in writing, at least sixty (60) calendar days prior to the expiration of the Initial Term or any Renewal Term hereof..

         3. COMPENSATION.

                  3.1. BASE SALARY. Beginning on July 8, 1997, Company shall pay Executive an annual base salary of $300,000 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. Company's Board of Directors ("Board") may increase Executive's base salary at their discretion.


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                  3.2. BONUS.

                       3.2.1. PERFORMANCE BONUS. During the term of this Agreement, Executive will be eligible to receive an annual performance bonus targeted at fifty percent (50%) of his base salary. This bonus shall be calculated based on agreed-upon, Board-approved, pre-determined performance targets and measures set prior to the end of each fiscal year. Any performance bonus determined to be due will be paid within one hundred twenty (120) days after the close of Company's fiscal year or thirty (30) days after completion of an outside audit by Company's then current outside audit firm, whichever is first to occur.

                       3.2.2. SIGNING BONUS. Executive shall receive a lump-sum payment of $35,000 within thirty (30) calendar days after this Agreement has been signed by both parties.

                  3.3. STOCK.

                       3.3.1. STOCK GRANT. Executive shall receive a stock grant of 10,000 shares of the Company's common stock ("restricted stock") within thirty (30) calendar days after this Agreement has been signed by both parties. This stock grant will be subject to all terms and conditions set forth in the "Restricted Stock Agreement" attached hereto which provides, among other things, that (i) the grant vests at the rate of twenty percent (20%) per anniversary year of employment,
         (ii) any unvested portion will be forfeited upon Executive's voluntary resignation, and (iii) the grant will vest one hundred percent (100%) if Company terminates Executive's employment during the term of this Agreement, except for cause, or the Executive terminates his employment with the Company for Good Reason (defined below).

                       3.3.2. STOCK OPTIONS. Executive shall receive an option to purchase 25,000 shares of the Company's common stock granted as of his first day of employment. All options granted hereunder shall be Incentive Stock Options and shall be priced and subject to exercise in accordance with Company's "1991 Stock Option Plan" attached hereto.

                       3.4. VACATION. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's President, or his designee, and Executive.

                       3.5. CAR. During the term of this Agreement, Company will pay Executive a car allowance of $15,000 per year, grossed up for income tax purposes, to be paid on a monthly basis. (The term "grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

                       3.6. BUSINESS EXPENSES. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties.


                       3.7. TAXES. The compensation provided to Executive hereunder shall be subject

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         to any withholdings and deductions required by any applicable tax laws.

                       3.8. BENEFIT PLANS. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

               4. RELOCATION.

                  4.1. For up to six months, upon Executive's submission of appropriate expense reports and receipts, Company will pay for Executive's commuting expenses between Columbus, OH, and his primary residence, and his living expenses in Columbus, OH.

                  4.2. Company will pay reasonable and customary relocation expenses for Executive when he relocates himself and his immediate family from his primary residence in Oklahoma to Columbus, OH. (By way of example, and subject to any other provisions of this Agreement, "reasonable and customary" does not include horses, large boats, or antique automobiles.) Executive agrees to handle relocation in accordance with Company's standard relocation policy. Company agrees to reimburse Executive, after submission of the appropriate expense reports and receipts, for the reasonable out-of-pocket expenses related to said relocation.

                  4.3. If any of these expenses are determined to be taxable, they will be grossed up.

               5. EXECUTIVE'S OBLIGATIONS.

                  5.1. CONFIDENTIAL INFORMATION. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of the Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

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                  5.2.     SOLICITATION.

                           5.2.1. EMPLOYEES. Executive agrees that during his employment with the Company and for a period of two (2) years thereafter, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

                           5.2.2. THIRD PARTIES. Executive agrees that during his employment with the Company and for a period of two (2) years thereafter, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

                  5.3. NONCOMPETITION. Executive agrees that for any period of salary continuation following the end of his employment, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which shall be understood as the sale of off-price merchandise.

                  5.4.     COOPERATION.

                           5.4.1. WITH COMPANY. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. In consideration of such cooperation, Company hereby agrees to reimburse or advance monies to the Executive in an amount sufficient to fully cover any expenses or costs incurred by the Executive in providing such assistance. Provided, further, that should the Company request or require the Executive's assistance with such proceedings following his termination of employment with the Company, then as a condition of the Executive's cooperation as provided herein, Company agrees to pay Executive an hourly rate commensurate to his position and the work required, but in no event less than $125 per hour; such amount shall be in addition to the Executive's right to receive reimbursement or advances for expenses incurred as provided in this paragraph 5.4.1. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

                           5.4.2. WITH THIRD PARTIES. Executive agrees to use reasonable efforts not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator), or current or former employee relating to any matter about which Executive has knowledge or information as a result of his

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         employment with Company unless compelled to do so by lawfully-served subpoena or court order. Such matters specifically include, but not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to use reasonable efforts to notify Company's President immediately if he is contacted by a third party or compelled by subpoena or court order to appear and testify, whichever occurs first.

                           5.4.3. WITH MEDIA. Executive agrees not to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment unless Executive has a subjective good faith belief that: (1) Company's Chairman and President are unavailable; and (2) failure to communicate with or give a statement to one (1) or more members of the media would not be in the best business interests of the Company. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to use reasonable effort to notify Company's Chairman or President immediately if he is contacted by any member of the media.

                  5.5. REMEDIES. Executive agrees that any disputes under paragraph 5 shall not be subject to arbitration. If Executive breaches paragraph 5, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

               6. TERMINATION AND RELATED BENEFITS.

                  6.1. DEATH. This Agreement shall terminate automatically upon Executive's Death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested. In addition, Company shall pay Executive's surviving spouse, or if he leaves no spouse, his estate, the pro rata share of any bonus that, but for Executive's death, would otherwise have been payable to Executive for services performed in the bonus year of termination at the same time it would have been payable to Executive.

                  6.2. PERMANENT DISABILITY. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than ninety (90) calendar days during any twelve (12) month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested. In addition, Company shall pay Executive the pro rata share of any bonus that, but for termination, would otherwise have been payable to Executive for services performed in the bonus year of termination at the same time it would have been payable to Executive.

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                  6.3. TERMINATION BY COMPANY.

                       6.3.1. AT THE END OF TERM. Company may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving written notice to Executive at least sixty (60) calendar days prior to the expiration of the then current term. Company may, at its sole discretion, require Executive to cease active employment and pay out Executive's salary and shall continue to provide health benefits (including dental, disability and life insurance) for Executive, at its sole cost and expense, for the remainder of such sixty (60) day notice period. Company shall thereafter have no obligations or liabilities under this Agreement, unless otherwise provided herein.

                       6.3.2. DURING TERM. Except as provided below in paragraph 6.3.3., Company may terminate this Agreement during its term, for any reason, upon written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event Executive's Employment is terminated during the Initial Term or any Renewal Term hereof for any reason other than: (i) for cause pursuant to paragraph 6.3.3 below; or (ii) by Voluntary Resignation by the Executive pursuant to paragraph 6.4.2: or (iii) by death or disability; then Company shall pay Executive severance which is the greater of (i) the base salary due through the end of this Agreement, or (ii) one (1) year's base salary. Further, Company shall continue to provide health benefits (including dental disability and life insurance) for Executive, at its sole cost and expense, during the period of salary continuation. Any stock options granted to Executive, whether in accordance with paragraph 3.3.2 or otherwise, shall be vested and exercisable as if Executive had remained employed by Company for the period of salary continuation. Company shall thereafter have no further obligations or liabilities under this Agreement, unless otherwise provided herein.

                       6.3.3. FOR CAUSE. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means Executive's (i) a willful violation of laws and regulations governing Company; (ii) Executive's failure to substantially perform his position or comply with any material terms of this Agreement, provided Company shall make a written demand for substantial performance or compliance setting forth the specific reason(s) for same and Executive shall have thirty (30) days to cure, if possible; (iii) a willful breach of fiduciary duties; or (iv) a willful misrepresentation or willful dishonesty which Company determines has had or is likely to have a material adverse effect upon Company's operations or financial conditions. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

                       6.3.4. METHOD OF PAYMENT. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph 6 in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed
         (i) the remainder of the term of the Agreement, or (ii) one year, whichever is longer. For

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         purposes of paragraph 5 (noncompetition), if a
         present value lump sum is paid, the period of salary continuation shall be the period covered by the lump sum. The interest rate used to calculate the present value of the payment to be received shall be calculated based upon National City Bank's prime interest rate in effect at the time the lump sum payment is to be made.

                  6.4. TERMINATION BY EXECUTIVE.

                       6.4.1. AT END OF TERM. Executive may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving written notice to Company's President at least sixty (60) calendar days prior to the expiration of the then current term. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, that it shall continue to pay Executive's salary and shall continue to provide health benefits (including dental, disability and life insurance) for Executive, at its sole cost and expense, for the remainder of such sixty (60) day notice period. Any stock options granted to Executive, whether in accordance with paragraph 3.3.2 or otherwise, as if Executive had remained employed by Company for the period of salary continuation. Company shall thereafter have no obligations to Executive under this Agreement.

                       6.4.2. VOLUNTARY RESIGNATION. Executive may terminate this Agreement by his voluntary resignation. Executive shall give at least sixty (60) calendar days' written notice of his intention to resign to Company's President, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except as provided herein.

                       6.4.3. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON. Executive may terminate his employment hereunder for good reason, which shall mean (i) Company's failure to substantially comply with any material terms of this Agreement, provided that Executive has given written notice to Company of any alleged noncompliance and such alleged noncompliance continues for 30 days after receipt, or (ii) a material change in Executive's position, authority, functions, duties or responsibilities including, without limitation, material changes in Company's control or structure about which Executive has no knowledge, which would reduce Executive's position, authority, functions, duties or responsibilities during the Agreement.

                  6.5. SALARY DUE AT TERMINATION. In the event of any termination of Executive's employment under this Agreement, in addition to any sums or benefits payable to executive in accordance with the terms of this Agreement, Company shall pay Executive (or his estate) any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within fifteen (15) days of the date of termination.

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                  6.6 PAYMENT OF PRO RATA SHARE OF BONUSES. As used in this
         Agreement, the term "pro rata share" shall mean a fraction the numerator of which is equal to the number of calendar days that Executive was actively employed by the Company and the denominator is 365.

                  6.7. "PARACHUTE PAYMENTS" UNDER THE INTERNAL REVENUE CODE
                       ("CODE").

                       6.7.1. For purposes of paragraph 6.7., the terms "parachute payment," "excess parachute payment," "present value," "base amount," and "excise tax" have the meanings ascribed to them in Sections 280G and 4999 of the Code.

                       6.7.2. The amounts, benefits, and rights to be provided to Executive upon a termination of employment under this Agreement are considered "severance benefits." No severance benefits shall be payable to Executive to the extent that the total of such benefits and any payments, which would be deemed under Section 280 of the Code to constitute "parachute payments," would equal or exceed in their present value three (3) times Executive's base amount. If this were to occur, any severance benefits payable to Executive shall be made only in accordance with subparagraph 6.7.3. below, notwithstanding any other provision in this Agreement.

                       6.7.3. Not later than thirty (30) days after the date of termination, Company shall provide Executive with a schedule specifying the present value of the severance benefits that, in Company's opinion, could constitute parachute payments under Section 280G of the Code. No severance benefits payable under this Agreement shall be made until thirty (30) days from the receipt of such schedule by Executive. At any time prior to the expiration of said thirty (30) day period, Executive may select from all or part of any category of payment to be made under this Agreement those payments to be made to him in an amount the present value of which (when combined with the present value of any other payments otherwise payable to Executive by Company that may be deemed parachute payments) is less than three (3) times Executive's base amount. If Executive fails to make such selection, Company shall do so.

                       6.7.4. References to Code Sections 280G and 4999 are specific references to such sections as in effect on the date of this Agreement. If either section is amended prior to the expiration or termination of this Agreement, or replaced by a successor statute, the limitations imposed by paragraph 6.7 and all corresponding subparagraphs upon payments to be made to Executive shall be deemed modified without further action of the parties so as to provide only for such limitations that are consistent with such amendment(s) or successor statute(s), as the case may be. If Section 4999, or its successor statute, is repealed, paragraph 6.7 and all corresponding subparagraphs shall cease to be effective as of the date of such repeal. The parties to this Agreement recognize that final Treasury Regulations under Section 280G may affect the amounts payable hereunder and agree that, upon issuance of any such final Regulations, paragraph
         6.7 and all corresponding subparagraphs may be modified as in good faith deemed necessary in light of the provisions of such final Regulations to achieve the purposes hereof, and that consent to such modification(s) shall not be unreasonably withheld.

                  6.8. NO OBLIGATION TO MITIGATE DAMAGES. The Executive shall not be required to

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         mitigate damages or the amount of any payment provided for under this
         Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer, or otherwise.

         7. ARBITRATION. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to this Agreement.

                  7.1. Arbitration shall be held in Columbus, Ohio, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes.
         The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement and to determine the respective rights of the parties as to each other. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

                  7.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within one hundred twenty (120) days of when it reasonably should have been discovered by the affected party given the facts and circumstances surrounding the controversy, shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

                  7.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

                  7.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 5, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

         8. GENERAL PROVISIONS.

                  8.1. The parties agree that the covenants and promises set forth in paragraphs 4.3, 5, 6 and 7 shall survive the termination of this Agreement and continue in full force and effect.

                  8.2. Except as provided in paragraph 7.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

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                  8.3. This Agreement and its two attachments, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

                  8.4. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

                  8.5. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

                  8.6. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

                  8.7. Any written notice required or permitted hereunder shall be mailed, certified mail, return receipt requested or hand-delivered, addressed to Company's Chairman at Company's then principal office, or to Executive at the most recent home address. Notices are effective upon receipt.

                  8.8. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

                  8.9. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement consisting of ten (10) pages.

                                    EXECUTIVE



                                    MICHAEL J. TANNER

                                    Signed:  June ____, 1997
                                    VALUE CITY DEPARTMENT STORES, INC.

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                                     By:   JAY SCHOTTENSTEIN
                                     Chairman

                                     Signed:  June ____, 1997

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